UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 4 )*

(Name of Issuer)
Walker Interactive Syst.

(Title of Class of Securities)
Common Stock


(CUSIP Number)
931664106

Check the following box if a fee is
being paid with this statement.
(A fee is not required only if the
filing person:  (1) has a previous
statement on file reporting beneficial
 ownership of more than five percent
 of the class of securities described in
 Item 1; and (2) has filed no amendment
 subsequent thereto reporting beneficial
ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall
 be filled out for a reporting persons
 initial filing on this form with
respect to the subject class of
securities, and for any subsequent
 amendment containing information
which would alter the disclosures
provided in a prior cover page.

The information required in the remainder
 of this cover page shall not be deemed
to be filed for the purpose of Section
18 of the Securities Exchange Act of 1934
 (Act) or otherwise subject to the
liabilities of that section of the
Act but shall be subject to all other
provisions of the Act (however, see the Notes).


1  NAME OF REPORTING PERSON   S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON
	THOMSON HORSTMANN & BRYANT, INC.
	22-3508647

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	N/A

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION
	A DELAWARE CORPORATION
	SADDLE BROOK, NJ  07663

5  SOLE VOTING POWER
	0

6  SHARED VOTING POWER
	0

7  SOLE DISPOSITIVE POWER
	0

8  SHARED DISPOSITIVE POWER
	NONE

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	0

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
	N/A

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	0%

12  TYPE OF REPORTING PERSON *
	IA

ITEM 1.
	(A) WALKER INTERACTIVE SYST.
	(B) MARATHON PLAZA THREE NORTH, 303 2ND ST., SAN FRANCISCO, CA 94107

ITEM 2.
	(A) THOMSON HORSTMANN & BRYANT, INC.
	(B) PARK 80 WEST, PLAZA ONE, SADDLE BROOK, NJ 07663
	(C) A DELAWARE CORPORATION
	(D) COMMON
	(E) 931664106

ITEM 3.
	(E) INVESTMENT ADVISER REGISTERED
UNDER SECTION 203 OF THE INVESTMENT ADVISERS ACT OF 1940

ITEM 4.
	(A)  0
	(B)  0%
	(C)	(I)	0
		(II)	0
		(III)	0
		(IV)	NONE

ITEM 5.  N/A

ITEM 6.  N/A

ITEM 7.  N/A

ITEM 8.  N/A

ITEM 9.  N/A


ITEM 10. CERTIFICATION
	By signing below I certify that,
to the best of my knowledge and belief,
 the securities referred to above were
acquired in the ordinary course of business
 and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

							Richard A. Horstmann, VP
							Date:   1/22/02